Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES PROPOSED CONVERTIBLE NOTE OFFERING

RALEIGH, NC, August 18, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced its intention to offer, subject to market and other customary conditions, $50 million aggregate principal amount of convertible senior notes due 2028 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Salix also expects to grant the initial purchasers an option to purchase up to an additional $7.5 million aggregate principal amount of notes to cover over-allotments.

The notes will be convertible, under certain circumstances, into cash, shares of Salix common stock or any combination thereof at Salix’s election.

Salix intends to use the net proceeds from the offering to fund potential product acquisition or in-licensing opportunities, to develop and commercialize product candidates and new indications for rifaximin and to provide ongoing working capital and for general corporate purposes. Salix has no present understanding, commitment or agreement with respect to any acquisition, and there can be no assurance any will occur.

The notes and the shares of common stock underlying the notes have not been and will not be registered under the Securities Act, or any applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: the risk of closing the offering; fluctuations in the financial markets and the impact on the offering; our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.